Explanatory Note

This is to advise that the filing pursuant to Rule 424 (b) (2) relating to Registration Statement No. 333-125937 (the "Registration Statement") submitted on November 9, 2005 (SEC Accession Number 0000945094-05-000674) was erroneously filed under File Number 333-112249 for Allstate Life Global Trust 2005-7 (the "Trust"). The correct File Number for the Trust is, and such filing was intended to be made, under File Number 333-125937. The filing made herewith is the most recent filing pursuant to Rule 424 (b) (2) relating to the Registration Statement. The November 9, 2005 filing must not be relied upon for any purposes and this filing is the proper Rule 424 (b) (2) filing relating to the Registration Statement.





                               PRICING SUPPLEMENT


                        Filed pursuant to Rule 424(b)(2)
                      Registration Statement No. 333-125937
                Pricing Supplement No. 13 Dated November 7, 2005
                    (To Prospectus dated August 16, 2005, and
                       Prospectus Supplement dated August 16, 2005)
                                CUSIP: 02003MAN4

                          ALLSTATE LIFE GLOBAL FUNDING
                            SECURED MEDIUM TERM NOTES
                                 ISSUED THROUGH
             ALLSTATE LIFE GLOBAL FUNDING TRUST 2005-7 (THE "TRUST")

        The description in this pricing supplement of the particular terms of the Secured Medium Term Notes offered hereby supplements the description of the general terms and provisions of the notes set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

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

Principal Amount:  $350,000,000                             Agent(s) Discount: 0.0200%

Issue Price:     100.00%                                    Original Issue Date: November 14, 2005

Net Proceeds to the Trust: $349,930,000                     Stated Maturity Date: November 14, 2007

Funding Agreement Number(s):                                FA-41088

Specified Currency:                                         U.S. Dollars

Interest Payment Dates: February 14, May 14, August 14      Depositary: The Depository Trust Company
and November 14 in each year

Initial Interest Payment Date: February 14, 2006

Regular Record Date:                                        15 calendar days prior to the Interest Payment Date

Type of Interest Rate:                                      [ ] Fixed Rate [x ] Floating Rate

Fixed Rate Notes:                                           [ ] Yes [x ] No. If, Yes,

Interest Rate:

Floating Rate Notes:                                        [x ] Yes [ ] No. If, Yes,

Regular Floating Rate Notes:                                [x] Yes [ ] No. If, Yes,
   Interest Rate:                                            Interest Rate Basis plus the Spread
   Interest Rate Basis(es):                                  See below

Floating Rate/Fixed Rate Note:                              [ ] Yes[x] No. If, Yes,
   Floating Interest Rate:
   Interest Rate Basis(es):
   Fixed Interest Rate:
   Fixed Rate Commencement Date:

Inverse Floating Rate Note:                                    [ ] Yes [x] No. If, Yes,
   Fixed Interest Rate:
   Floating Interest Rate:
   Interest Rate Basis(es):

Initial Interest Rate*, if any:

Initial Interest Reset Date:

Interest Rate Basis(es). Check all that apply:
   [  ] CD Rate                                                [  ] Commercial Paper Rate
   [  ] CMT Rate                                               [  ] Eleventh District Cost of Funds Rate
   [  ] Constant Maturity Swap Rate                            [  ] Federal Fund Open Rate
   [x] LIBOR                                                   [  ] Federal Funds Rate
   [  ] EURIBOR                                                [  ] Treasury Rate
   [  ] Prime Rate

   If LIBOR:

   [ ] LIBOR Reuters Page                                      [x] LIBOR Moneyline Telerate Page

   LIBOR Currency:

   If CMT Rate:
     Designated CMT Telerate Page:

     If 7052:                                                  [ ] Weekly Average
                                                               [ ] Monthly Average
     Designated CMT Maturity Index:

   Index Maturity:                                             Three months

   Spread (+/-):                                               +0.02%

   Spread Multiplier:                                           Not applicable

   Interest Reset Date(s):                                      Each Interest Payment Date

   Interest Rate Determination Date(s):                         The second London banking day proceeding the related
                                                                Interest Reset Date

   Maximum Interest Rate, if any:                               Not applicable

   Minimum Interest Rate, if any;                               Not applicable

* From the Original Issue Date to the Initial Interest Payment Date, the Initial Interest Rate shall be deemed to be:
   [ ] CD Rate                                        [ ] Commercial Paper Rate
   [ ] CMT Rate                                       [ ] Eleventh District Cost of Funds Rate
   [ ] Constant Maturity Swap Rate                    [ ] Federal Funds Open Rate
   [x]LIBOR                                           [ ] Federal Funds Rate
   [ ] EURIBOR                                        [ ] Treasury Rate
   [ ] Prime Rate
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   Calculation Agent:                                  J.P. Morgan Trust Company, National Association

   Exchange Rate Agent:                                Not applicable

Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):

Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):
Amortizing Note:                                      [ ] Yes [x] No. If, Yes,
   Amortizing Schedule:
   Additional/Other Terms:

Discount Note:                                        [ ] Yes [x] No. If, Yes,
   Total Amount of Discount:
   Initial Accrual Period of Discount:
   Additional/Other Terms:

Redemption Provisions:                                [ ] Yes [x] No. If, Yes,
   Initial Redemption Date:
   Initial Redemption Percentage:
   Annual Redemption Percentage Reduction (if any):
   Redemption:                                        [ ] In whole only and not in part
                                                      [ ] May be in whole or in part
   Additional/Other Terms:

Repayment:                                            [ ] Yes [x] No. If, Yes,
   Repayment Date(s):
   Repayment Price:
   Repayment:                                         [ ] In whole only and not in part
                                                      [ ] May be in whole or in part

   Additional/Other Terms:

Sinking Fund (not applicable unless specified):

Additional Amounts to be Paid for Withholding Tax (not applicable unless specified):

Securities Exchange Listing:                          [ ] Yes [x]No. If Yes, Name of
                                                      Exchange:

Authorized Denominations:                             $1,000

Ratings:

   The Notes issued under the Program are rated "AA" by Standard & Poor's ("S&P"). Allstate Life anticipates Moody's Investors Service, Inc. ("Moody's") to rate the Notes "Aa2" at the Original Issue Date.

Agent(s) Purchasing Notes as Principal:
                                                               [x] Yes [ ] No. If Yes,

Agent(s)                                                       Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated              $175,000,000
Banc of America Securities LLC                                  $175,000,000
                                                               ------------
                                                                $350,000,000
   Total:                                                       ============





Agent(s) Acting as Agent:
                                                               [ ] Yes [x]No. If Yes,

Agent(s)                                                        Principal Amount

 Total:


Additional/Other Terms: Not applicable

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Special Tax Considerations: Interest payable on the Notes will be treated as
"qualified stated interest" for United States Federal income tax purposes, as it meets the specified criteria referenced in the prospectus supplement under the heading "United States Federal Income Tax Considerations-U.S. Holders-Floating Rate Notes."